Reading International Announces 3rd Quarter 2010 Results

•   Revenue from operations for the 2010 Quarter at $60.6 million, up 8.2% over 2009
•   Revenue from operations for the 2010 nine months at $175.8 million, up 11.6% over 2009

Los Angeles, California, - (BUSINESS WIRE) – November 15, 2010 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	our revenue for the 2010 Quarter was $60.6 million compared to $56.1 million in the 2009 Quarter, an increase of 8.2%, driven by a $3.4 million increase in Australia;

•
our revenue for the 2010 nine months was $175.8 million compared to $157.6 million in the 2009 nine months, an increase of 11.6%, driven by a $14.4 million increase in Australia and a $3.8 million increase in New Zealand;

•	on July 31 2010, linked to a change in our domestic bank provider from Wells Fargo to Bank of America, Bank of America extended a $3.0 million line of credit to our parent company; and

•
on September 27, 2010 we gave notice to Nationwide Theaters Corp. that in accordance with the principal reduction provisions of the Seller’s note associated with our 2008 Consolidated Cinemas acquisition, we are entitled to a $12.5 million reduction in the principal amount owed.

Third Quarter 2010 Discussion

Revenue from operations increased from $56.1 million in the 2009 Quarter to $60.6 million in 2010, a $4.5 million or a 8.2% increase.  Our cinema exhibition segment drove most of this increase.  A $2.2 million increase in Australia and a $573,000 increase in the USA were the primary drivers.  A year over year increase in the Australian dollar, as well as increased ticket prices from 3D films drove the increase in Australia.  3D film ticket prices were the primary driver of the increase in the USA.  The top three grossing films for the quarter in our circuit worldwide were “Inception,” “Toy Story 3,” and “Despicable Me,” which between them accounted for approximately 23.0% of our cinema box office revenue.  Additionally, our real estate segment revenue increased by $1.6 million primarily due to an adjustment to our straightline rent and to the new rental stream from our Indooroopilly office building compared to 2009.

As a percentage of revenue, operating expense, at 77.5% in the 2010 Quarter was slightly lower than the 77.9% in the 2009 Quarter due to primarily increased revenues while we held costs from rising at the same rate.

General and administrative expense was flat with last year, despite the increased value of the Australian and New Zealand dollar which adversely impacted the US dollar costs of such expenses in those countries.

In the 2009 Quarter, we recorded $2.6 million as other operating income associated with the settlement of the MIL litigation for the recovery of previously expensed litigation costs.

Driven by the above factors our operating income for the quarter decreased by $1.2 million to $5.6 million compared to $6.7 million in the same quarter last year.

In 2009, we recorded a gain on sale of an investment in an unconsolidated entity of $268,000 related to the sale of our investment in MIL.

For the 2010 Quarter, income tax expense increased by $461,000, primarily relating to an additional tax accrual associated with our potential tax exposures.

Because of the above, we reported a net income of $1.2 million for the 2010 Quarter, compared to a net income of $3.1 million in the 2009 Quarter.

Our EBITDA(1) at $9.6 million for the 2010 Quarter was $1.4 million lower than the 2009 Quarter of $11.0 million, driven primarily by the non-reoccurrence of our 2009 recovery of previously expensed litigation costs.

Our adjusted EBITDA(1) for the 2010 Quarter was $8.3 million as there were no exceptional items in the quarter.

Our adjusted EBITDA(1) for the 2009 Quarter was $8.2 million after excluding:

•	the $2.8 million income/gain associated with the sale of our interest in and the recoupment of certain legal expenses with respect to our investment in MIL.

This resulted in a slight increase in our adjusted EBITDA(1) of $91,000 or 1.1% from last year’s quarter to this year’s quarter.

Nine Months Summary

Revenue from operations increased from $157.6 million in the 2009 nine months to $175.8 million in 2010, a $18.3 million or a 11.6% increase.  Our real estate segment revenue increased by $3.7 million primarily from an adjustment to our straightline rent revenue and from our newly opened Indooroopilly office building.  The cinema revenue increase of $14.6 million or 9.9% was driven by a $11.6 million increase in Australia and a $3.3 million increase in New Zealand.  In addition to the strong operational showing, both these increases were also positively affected by currency exchange movements between last year’s nine months and this year’s nine months.  The top three grossing films for the nine months in our circuit worldwide were “Avatar,” “Toy Story 3,” and “Inception,” which between them accounted for approximately 11.7% of our cinema box office revenue.

As a percentage of revenue, operating expense, at 77.7% in the 2010 nine months was flat compared to last year.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

We recorded a $2.2 million impairment charge related to our Taringa, Australia real estate property during the nine months of 2010 primarily associated with the write off of development costs associated with the project.  Additionally, during 2009, we recorded a loss; in effect catch up depreciation, on the transfer of our Auburn shopping center from real estate held for sale to continuing operations, of $549,000 related to that property.

General and administrative expense increased by $145,000 or 1.1%, from $12.9 million in the 2009 nine months to $13.0 million in the 2010 nine months.  This increase was primarily affected by higher legal expenses as our Mackie case went to trial and our tax case moved towards trial, together with currency exchange movements between last year’s nine months and this year, offset in large part by our cost cutting measures implemented worldwide.  The Mackie case is the last of the litigation related to our early development efforts in Australia and New Zealand.  The other two cases, discussed below, are the now resolved Whitehorse Center litigation and the now resolved litigation related to the sale of our interest in the Botany Downs cinema.

In the 2009 nine months, we recorded $2.6 million as other operating income associated with the settlement of the MIL litigation for the recovery of previously expensed litigation costs.

Driven by the above factors our operating income for the nine months of 2010 decreased by $892,000 to $12.3 million compared to $13.2 million in the same period last year even though our cash provided by operating activities increased from $10.5 million to $15.5 million.

For the 2010 nine months, we recorded an other income of $218,000 compared to a $1.9 million other expense for the 2009 nine months.  For the 2010 nine months, the $218,000 other income included offsetting settlements related to our Whitehorse Center litigation and the 2008 sale of our interest in the Botany Downs cinema, a $605,000 of loss attributable to our Mackie litigation, and $910,000 of equity earnings of unconsolidated joint ventures and entities.  For the 2009 nine months, the $1.9 million other loss included a $2.2 million loss on foreign currency translation, a $2.1 million other-than-temporary loss on marketable securities, offset by a $1.5 million gain on a property option termination, and $861,000 of equity earnings of unconsolidated joint ventures and entities.

During the 2009 nine months, we recorded a $10.7 million gain on retirement of subordinated debt (trust preferred securities), net of a $749,000 loss on deferred financing costs associated with the subordinated debt.

In 2009, we recorded a gain on sale of an investment in an unconsolidated entity of $268,000 related to the sale of our investment in MIL.

During the 2010 nine months, we recorded a $350,000 gain on sale of real estate primarily associated with our historic railroad operations.

For the 2010 nine months, income tax expense increased by $12.2 million primarily relating to our July 2010 settlement with the U.S. Internal Revenue Service  of our tax litigation.  Associated with this settlement, we recorded $12.2 million in income tax expense related to our federal taxes and exposure for state income taxes.

As a result of the above, we reported a net loss of $12.1 million for the 2010 nine months driven primarily by our tax settlement accrual of $12.2 million, compared to a net income of $9.6 million in the 2009 nine months, driven primarily by our $10.7 million gain on the retirement of certain subordinated debt underlying our Trust Preferred Securities.

Our EBITDA(1) at $24.0 million for the 2010 nine months was $9.0 million lower than the 2009 nine months of $33.0 million, driven primarily by the non-recurrence in 2010 of our 2009 gain of $10.7 million resulting from the retirement of subordinated debt.

Our adjusted EBITDA(1) for the 2010 nine months was $25.1 million after excluding:

•	the $519,000 gain on sale of real estate associated with our former railroad operations;

•	the $2.2 million impairment loss associated with the discontinuation of our Taringa, Australia real estate development project;

•	$158,000 loss on sale of the assets of the now closed Kapiti cinema in New Zealand; and

•	$605,000 loss related to our Mackie litigation.

Our adjusted EBITDA(1) for the 2009 nine months was $22.8 million after excluding:

•	the $10.7 million gain on the retirement of the subordinated debt underlying our Trust Preferred Securities;

•
the $1.5 million gain from option payments paid to us under an option/sale contract with respect to our Auburn property and the $549,000 loss (constituting catch-up depreciation) on the reclassification of that asset after the termination of the option/sale contract from a property held for sale to a property used in our continuing operations;

•	the $2.8 million income/gain associated with the sale of our interest in MIL;

•	the $2.2 million realized transactional currency loss; and

•	the $2.1 million other than temporary loss on our available-for-sale shares held in Prime Media Group Limited (the successor to our investment in Becker).

This resulted in a growth in our adjusted EBITDA(1) of $2.4 million or 10.4%, from last year’s nine months to this year’s nine months.

Balance Sheet and Liquidity

Our total assets at September 30, 2010 were $418.6 million compared to $406.4 million at December 31, 2009.  The currency exchange rates for Australia and New Zealand as of September 30, 2010 were $0.9640 and $0.7329, respectively, and as of December 31, 2009, these rates were $0.8979 and $0.7255, respectively.  As a result, currency had a positive effect on the balance sheet at September 30, 2010 compared to December 31, 2009.

Our cash position at September 30, 2010 was $24.7 million compared to $24.6 million at December 31, 2009.  Of this $24.7 million, $7.0 million is included in our Consolidated Entertainment subsidiary.  All of the $7.0 million is subject to debt covenants with GE Capital that limit the use of the cash outside of the subsidiary.  We have entered into a Term Sheet with GE Capital that would increase and extend the current facility and release the money currently limited to use within the Consolidated Entertainment subsidiary.

Currently, we have approximately $5.3 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility and further undrawn funds of $13.6 million (NZ$18.5 million) available under our line of credit in New Zealand.

Accordingly, we believe that we have sufficient cash and borrowing capacity under our Australian Corporate Credit Facility and our New Zealand line of credit to meet our anticipated short-term working capital requirements.

Our working capital at September 30, 2010 shows a negative $61.8 million compared to a negative $16.2 million at December 31, 2009, related primarily to our Australia Credit Facility becoming a current liability as of June 30, 2010 (maturing on June 30, 2011) and our Burwood property being reclassed to a current asset, as land held for sale.  We are currently working to have a new facility in place before the maturity date of our Australian Corporate Credit Facility.  During the past six months, we refinanced our Union Square loan of $7.5 million (now maturing on May 1, 2015), paid off our $5.0 million Sutton Hill Capital 1 loan, and we extended the terms of our $9.0 million Sutton Hill Capital 2 loan to December 31, 2013.

Stockholders’ equity was $104.8 million at September 30, 2010 compared to $110.3 million at December 31, 2009, the difference being largely attributable to the liability associated with the settlement of our tax case, offset by an increase in the value of the Australia and New Zealand dollars compared to the U.S. dollar since December 31, 2009.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Subsequent Events

Nationwide Note Reduction

Pursuant to our note agreement with Nationwide Theaters Corp. (the Sellers note above associated with the Consolidated Cinemas acquisition), effective October 28, 2010, the Nationwide Note 1 was reduced by $12.5 million in the principal amount owed.  This reduction has the effect of reducing the principal amount of the note to $592,000 with a retroactive adjustment to the accrued interest.  This reduction in the note effectively adjusts the original purchase price of the Consolidated Cinemas by $12.5 million.

GE Capital Term Loan

During October 2010, we came to an agreement with our GE Capital lender to expand our credit facility from $34.5 million ($29.5 million of outstanding term debt and $5.0 million of revolver) to $42.5 million ($37.5 million of term debt and $5.0 million of revolver).  The new loan will have an interest rate of LIBOR plus 4.50% with a 1.0% floor, and a five-year, quarterly amortization of principal payments ranging from 10.0% to 17.5% of the original loan balance per year during the loan’s five-year life with the balance of the loan due at maturity.

Cinema Opening in Newcastle, NSW, Australia

During October 2010, we opened a newly leased 8-screen cinema in Newcastle NSW, Australia.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com); and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235-2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$60,638	$ 56,067	$ 175,819	$ 157,567
Operating expense
Cinema/real estate	47,000	43,681	136,654	122,369
Depreciation and amortization	3,874	4,001	11,642	11,169
Loss on transfer of real estate from held for sale to continuing operations	--	--	--	549
Impairment expense	--	--	2,239	--
General and administrative	4,199	4,206	13,020	12,875
Other operating income	--	(2,551)	--	(2,551)

Operating income	5,565	6,730	12,264	13,156

Interest expense, net	(3,615)	(3,476)	(10,779)	(10,737)
Other income (loss)	313	178	218	(1,879)
Gain on retirement of subordinated debt	--	--	--	10,714
Gain on sale of investments in unconsolidated entities	--	268	--	268
Gain on sale of assets	--	--	350	--
Income tax expense	(885)	(424)	(13,668)	(1,422)
Net income attributable to noncontrolling interest	(136)	(133)	(505)	(460)

Net income (loss)	$ 1,242	$ 3,143	$ (12,120)	$ 9,640

Basic and diluted earnings (loss) per share	$ 0.05	$ 0.14	$ (0.53)	$ 0.43

EBITDA*	$ 9,616	$ 11,044	$ 23,969	$ 32,968

EBITDA* change	$(1,428)		$(8,999)

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss)	$1,242	$3,143	$(12,120)	$9,640
Add:Interest expense, net	3,615	3,476	10,779	10,737
Add:Income tax provision	885	424	13,668	1,422
Add:Depreciation and amortization	3,874	4,001	11,642	11,169

EBITDA	$9,616	$11,044	$23,969	$32,968

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue
Cinema	$55,303	$52,340	$161,582	$146,991
Real estate	5,335	3,727	14,237	10,576
	60,638	56,067	175,819	157,567
Operating expense
Cinema	44,810	41,815	129,973	117,064
Real estate	2,190	1,866	6,681	5,305
Depreciation and amortization	3,874	4,001	11,642	11,169
Loss on transfer of real estate held for sale to continuing operations	--	--	--	549
Impairment expense	--	--	2,239	--
General and administrative	4,199	4,206	13,020	12,875
Other operating income	--	(2,551)	--	(2,551)
	55,073	49,337	163,555	144,411

Operating income	5,565	6,730	12,264	13,156

Interest income	340	143	986	880
Interest expense	(3,955)	(3,619)	(11,765)	(11,617)
Gain on retirement of subordinated debt (trust preferred securities)	--	--	--	10,714
Gain (loss) on sale of assets	--	--	350	--
Other income (expense), net	20	(24)	(692)	(2,740)
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	1,970	3,230	1,143	10,393
Income tax expense	(885)	(424)	(13,668)	(1,422)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	1,085	2,806	(12,525)	8,971
Equity earnings of unconsolidated joint ventures and entities	293	202	910	861
Gain on sale of investments in unconsolidated entities	--	268	--	268
Net income (loss)	$1,378	$3,276	$(11,615)	$10,100
Net income attributable to noncontrolling interest	(136)	(133)	(505)	(460)
Net income (loss) attributable to Reading International, Inc. common shareholders	$1,242	$3,143	$(12,120)	$9,640

Basic and diluted earnings (loss) per share attributable to Reading International, Inc. common shareholders	$0.05	$0.14	$(0.53)	$0.43
Weighted average number of shares outstanding – basic	22,804,313	22,594,517	22,772,166	22,562,309
Weighted average number of shares outstanding – dilutive	22,850,811	22,662,306	22,772,166	22,630,097

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$24,724	$24,612
Receivables	5,810	9,458
Inventory	755	860
Investment in marketable securities	2,800	3,120
Restricted cash	1,995	321
Land held for sale	50,240	--
Prepaid and other current assets	3,691	3,078
Total current assets	90,015	41,449

Property held for and under development	38,798	78,676
Property & equipment, net	209,578	200,749
Investment in unconsolidated joint ventures and entities	9,942	9,732
Investment in Reading International Trust I	838	838
Goodwill	33,433	37,411
Intangible assets, net	20,749	22,655
Other assets	15,228	14,907
Total assets	$418,581	$406,417

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$14,503	$14,943
Film rent payable	4,899	7,256
Notes payable – current portion	102,442	7,914
Note payable to related party – current portion	--	14,000
Taxes payable	23,889	6,140
Deferred current revenue	5,950	6,968
Other current liabilities	180	457
Total current liabilities	151,863	57,678
Notes payable – long-term portion	90,945	177,166
Note payable to related party – long-term portion	9,000	--
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	2,044	6,968
Deferred non-current revenue	164	577
Other liabilities	31,825	25,852
Total liabilities	313,754	296,154
Commitments and contingencies
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,849,473 issued and 21,308,823 outstanding at September 30, 2010 and 35,610,857 issued and 21,132,582 outstanding at December 31, 2009	216	215
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at September 30, 2010 and at December 31, 2009	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued or outstanding shares at September 30, 2010 and at December 31, 2009	--	--
Additional paid-in capital	133,463	134,044
Accumulated deficit	(75,505)	(63,385)
Treasury shares	(3,765)	(3,514)
Accumulated other comprehensive income	49,322	41,514
Total Reading International, Inc. stockholders’ equity	103,746	108,889
Noncontrolling interests	1,081	1,374
Total stockholders’ equity	104,827	110,263
Total liabilities and stockholders’ equity	$418,581	$406,417